Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-167292 and 333-163203) of Green Plains Renewable Energy, Inc.,

(2)	Registration Statement (Form S-8 No. 333-143147, 333-154280 and 333-159049) pertaining to the 2007 Equity Incentive Plan, Employment Agreement with Todd Becker, Non-Statutory Stock Option and Restricted Stock Agreements and Consulting Agreements and Option Assumption Agreements and 2009 Equity Incentive Plan of Green Plains Renewable Energy, Inc.

of our report dated September 28, 2010, with respect to the financial statements of Global Ethanol, LLC as of and for the year ended June 30, 2010, included in this Current Report on Form 8-K of Green Plains Renewable Energy, Inc.

/s/ Ernst & Young, LLP

Minneapolis, Minnesota

October 22, 2010